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                                                                     EX-99.B5(k)


                          INVESTMENT ADVISORY CONTRACT

                          MASTER INVESTMENT PORTFOLIO
                               111 Center Street
                          Little Rock, Arkansas  72201


                                                  January 1, 1996


BZW Barclays Global Fund Advisors
45 Fremont Street
San Francisco, California  94105

Dear Sirs:

         This will confirm the agreement between the undersigned (the "Trust") on behalf of the U.S. Treasury Allocation Master Portfolio (the "Master Portfolio") and BZW Barclays Global Fund Advisors (the "Adviser") as follows:

         1. The Trust is a registered open-end management investment company currently consisting of fourteen investment portfolios, but which may from time to time consist of a greater or lesser number of investment portfolios (the "Master Portfolios"). The U.S. Treasury Allocation Master Portfolio is one of the fourteen Master Portfolios. The Trust proposes to engage in the business of investing and reinvesting the assets of the Master Portfolio in the manner and in accordance with the investment objective and restrictions specified in the Trust's Registration Statement, as amended from time to time (the "Registration Statement"), filed by the Trust under the Investment Company Act of 1940 (the "Act"). Copies of the Registration Statement have been furnished to the Adviser. Any amendments to the Registration Statement shall be furnished to the Adviser promptly.

         2. The Trust is engaging the Adviser to manage the investing and reinvesting of the Master Portfolio's assets and to provide the advisory services specified elsewhere in this contract to the Master Portfolio, subject to the overall supervision of the Board of Trustees of the Trust.

         3. (a) The Adviser shall make investments for the account of the Master Portfolio in accordance with the Adviser's best judgment and consistent with the investment objective and restrictions set forth in the Trust's Registration Statement, the Act and the provisions of the Internal Revenue Code of 1986 relating to regulated investment companies, subject to policy decisions adopted by the Trust's Board of Trustees. The Adviser shall advise the Trust's officers and Board of Trustees, at such times as the Trust's Board of Trustees may specify, of investments made for the Master Portfolio and shall, when requested by the Trust's officers or Board of Trustees, supply the reasons for making particular investments.

                 (b) The Adviser shall provide to the Trust investment guidance and policy direction in connection with its daily management of the Master Portfolio's assets, including oral and written research, analysis, advice, statistical and economic data and information and judgments, and shall furnish to the Trust's Board of Trustees periodic reports on the investment strategy and performance of the Master Portfolio and such additional reports and information as the Trust's Board of Trustees and officers shall reasonably request.

                 (c) The Adviser shall pay the costs of printing and distributing all materials relating to the Master Portfolio prepared by it, or prepared at its request, other than such costs relating to proxy statements, Part As, reports for holders of beneficial interests of the Master Portfolio ("Interestholders") and other materials distributed to existing or prospective Interestholders on behalf of the Master Portfolio.

                 (d) The Adviser shall, at its expense, employ or associate with itself such persons as the Adviser believes appropriate to assist it in performing its obligations under this contract.

         4. The Trust understands that the Adviser, in rendering its services to the Master Portfolio hereunder, may delegate certain advisory responsibilities hereunder to a sub-adviser (the "Sub-Adviser"), provided that the Adviser shall continue to supervise and monitor the performance of the duties delegated to the Sub-Adviser and provided that any such delegation will not relieve the Adviser of its duties and obligations under this contract. The Adviser will not seek to amend any such Sub-Advisory Contract to materially alter the obligations of the parties unless the Adviser gives the Trust at least 60 days' prior written notice thereof.
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         5.      The Adviser shall give the Trust and the Master Portfolio the benefit of the Adviser's best judgment and efforts in rendering services under this contract. As an inducement to the Adviser's undertaking to render these services, the Trust agrees that the Adviser shall not be liable under this contract for any mistake in judgment or in any other event whatsoever except for lack of good faith, provided that nothing in this contract shall be deemed to protect or purport to protect the Adviser against any liability to the Trust or its Interestholders to which the Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Adviser's duties under this contract or by reason of reckless disregard of its obligations and duties hereunder.

         6. In consideration of the services to be rendered by the Adviser under this contract, the Trust shall pay the Adviser a monthly fee on the first business day of each month, at the annual rate of 0.30% of the average daily value (as determined on each day that such value is determined for the Master Portfolio at the time set forth in the Registration Statement for determining net asset value per share) of the Master Portfolio's net assets during the preceding month. If the fee payable to the Adviser pursuant to this paragraph 6 begins to accrue after the beginning of any month or if this contract terminates before the end of any month, the fee for the period from the effective date to the end of that month or from the beginning of that month to the termination date, respectively, shall be prorated according to the proportion that the period bears to the full month in which the effectiveness or termination occurs. For purposes of calculating each such monthly fee, the value of the Master Portfolio's net assets shall be computed in the manner specified in the Registration Statement and the Trust's Agreement and Declaration of Trust for the computation of the value of the Master Portfolio's net assets in connection with the determination of the net asset value of Master Portfolio interests.

         7. If in any fiscal year the aggregate expenses of the Master Portfolio (including fees pursuant to this contract, but excluding interest, taxes, brokerage and, with the prior written consent of the necessary state securities commissions, extraordinary expenses) exceed the expense limitation of any state having jurisdiction over the Master Portfolio, the Trust may deduct from the fees to be paid hereunder, or the Adviser will bear, such excess expense to the extent required by state law. The Adviser's obligation pursuant hereto will be limited to the amount of the Adviser's fees hereunder. For purposes of computing the excess, if any, over the most restrictive applicable expense limitation, the value of the Master Portfolio's net assets shall be computed in the manner specified in the last sentence of paragraph 6, and any reimbursements required to be made by the Adviser shall be made once a year promptly after the end of the Master Portfolio's fiscal year.

         8. This contract shall become effective on its execution date and shall thereafter continue in effect for a period of more than two years from the date hereof only so long as the continuance is specifically approved at least annually (a) by the vote a majority of the Master Portfolio's outstanding voting securities (as defined in the Act) or by the Trust's Board of Trustees and (b) by the vote, cast in person at a meeting called for the purpose, of a majority of the Trust's trustees who are not parties to this contract or "interested persons" (as defined in the Act) of any such party. This contract may be terminated at any time by the Trust without the payment of any penalty, by a vote of a majority of the Master Portfolio's outstanding voting securities (as defined in the Act) or by a vote of a majority of the Trust's entire Board of Trustee's on 60 days' written notice to the Adviser or by the Adviser on 60 days' written notice to the Trust. This contract shall terminate automatically in the event of its assignment (as defined in the Act).

         9. Except to the extent necessary to perform the Adviser's obligations under this contract, nothing herein shall be deemed to limit or restrict the right of the Adviser, or any affiliate of the Adviser, or any employee of the Adviser, to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, firm, individual or association.

         10. This contract shall be governed by and construed in accordance with the laws of the State of California.

         11. This contract has been executed on behalf of the Trust by the undersigned officer of the Trust in his capacity as an officer of the Trust. The obligations of this contract shall only be binding upon the assets and property of the Master Portfolio, as provided for in the Trust's Agreement and Declaration of Trust, and shall not be binding upon any Trustee, officer or Interestholder of the Trust or Master Portfolio individually.



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                 If the foregoing correctly sets forth the agreement between the Trust and the Adviser, please so indicate by signing and returning to the Trust the enclosed copy hereof.

                                       Very truly yours,

                                       MASTER INVESTMENT PORTFOLIO
                                       on behalf of the U.S. Treasury Allocation
                                       Master Portfolio


                                        By: /s/ Richard H. Blank, Jr.
                                            ---------------------------

                                        Name: Richard H. Blank, Jr.
                                              -------------------------

                                        Title: Secretary, Treasurer and
                                               Chief Operating Officer
                                               ------------------------

ACCEPTED as of the date
set forth above:

BZW BARCLAYS GLOBAL FUND ADVISORS


By: /s/ Judith M. Nolte
    --------------------------

Name: Judith M. Nolte
      ------------------------

Title: Senior Counsel,
       Assistant Secretary
       -----------------------

By: /s/ Andrea M. Zolberti
    --------------------------

Name: Andrea M. Zolberti
      ------------------------

Title: Chief Financial Officer
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